Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

TAILORED SHAREHOLDER REPORT SERVICES ADDENDUM

This Tailored Shareholder Report Services Addendum (this “Addendum”) with an effective date of April 24, 2024 shall be attached to and governed by that certain Master Services Agreement between Ultimus Fund Solutions, LLC (“Ultimus”) and Atlas U.S. Tactical Income Fund, Inc. (the “Trust”) dated May 6, 2021 (the “Agreement). All capitalized terms used herein, unless otherwise defined, have the meaning ascribed to them in the Agreement as it may be supplemented or amended from time to time.

The parties agree as follows:

1. Tailored Shareholder Report Services

Ultimus will provide the Trust’s funds (the “Funds”), with an end-to-end solution to prepare and transmit annual and semi-annual shareholder reports designed to be compliant with the Securities and Exchange Commission’s (“SEC”) tailored shareholder reporting requirements (the “Tailored Shareholder Report Services”). Funds will be provided tailored shareholder report (“TSR”) templates to choose from. Each TSR template may be customized for color and print style and to allow for the addition of Fund specific logos. Additional customization of the TSR template(s) will be subject to additional fees as described in more detail below.

2. TSR Fee and Charges

[REDACTED]

3. Data Extract Only Services, Fee, and Charges

[REDACTED]

4. Expense Reimbursements

[REDACTED]

5. Invoicing and Payment Terms

Ultimus will invoice for the TSR Fee or the Data Extract Only Fee (as applicable), any related hourly charges, and any reimbursable expenses quarterly in arrears. The same will be due and payable within 30 days of receipt of invoice.

6. Miscellaneous

Except as supplemented hereby, the Agreement shall remain in full force and effect without modification. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Addendum to be executed by its duly authorized officer as of the date and year first above written.

ATLAS U.S. TACTICAL INCOME FUND, INC. By: __/s/ Paul Hopgood ________________ Name: Paul Hopgood Title: President	ULTIMUS FUND SOLUTIONS, LLC By: _/s/ Gary Tenkman________________ Name: Gary Tenkman Title: Chief Executive Officer